                                                                   Exhibit 4.1


                              CONSULTING AGREEMENT
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     This  Agreement is entered into and is effective this twenty-seventh day of
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February, 2003 is by and between AuGrid Corporation., having its principle place
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of  business  at  2275  East  55th  St.,  Cleveland  Ohio,  (the "Company"), and
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Greenbridge  Management  Inc.,  having  its  principle place of business at  841
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Beckman  Dr.,  Bellmore,  New  York  11710,  (the  "Consultant").
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     WHEREAS the Company desires to retain Consultant to provide services which are related to implementing the Company's business plan.

     1. The Company hereby retains Consultant to render certain advisory services described below, which shall be rendered by Consultant without any direct supervision by the Company and at such time and place and in such manner (whether by conference, telephone, letter or otherwise) as Consultant may determine.

          a)     Consulting  Services.  Consultant  will  provide  such
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consulting services and advice pertaining to the Company's business affairs as the Company may from time to time reasonably request. Without limiting the generality of the foregoing, Consultant will assist the Company in developing a strategic plan
to  initiate.  The  Consultant           will  also  assist  in  studying  and
evaluating financing, merger and acquisition proposals, prepare reports thereon when advisable, and assist in negotiations and discussions pertaining thereto.



          b)     Mergers  and  Acquisitions.  Consultant  will  assist  in
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          identifying other companies in similar or related businesses which might enter into joint ventures with the Company or which could merge their businesses advantageously with those of the Company. Consultant will assist in formal negotiations and valuations relative to such mergers or combinations.

2. The Term of this Agreement shall be six months from the date herein. At the end of the six-month period, or upon termination of agreement, each party will be relieved of any further obligation of performance to the other; provided, however, that all obligations of confidentiality, non-disclosure and non-competition will continue in full force and effect for one (1) year from the effective date of termination. If this agreement shall be terminated prior to the end of the Term, the Consultant shall not, in any event, be liable to return any pre-payment. The parties hereby agree that any pre-payment is made and shall be in consideration of Consultant's agreement to expend time, effort and energy on behalf of Company to the exclusion of other clients.

3. The Company hereby agrees to provide the Consultant with the documents and the information enumerated below. The Consultant agrees that it shall keep all such information and the contents of such documents confidential and shall utilize such information and/or documents that Company shall provide are:

          a) all of the Company's current filings with the SEC or other regulatory bodies with jurisdiction over the Company's activities;

          b) copies of any meetings of the Company's shareholders, directors or committees of its board of directors;

          c) the Company's current audited financial statement and any unaudited financial statements produced currently by the Company's auditors; and

          d)     all  public  releases  of  information.

4. Anything to the contrary notwithstanding, in the event the Company shall make any materially false filing or representation to any regulatory authority of competent jurisdiction, or to the Consultant or to the public, the Consultant may terminate this Agreement, for cause upon three (3) days written notice.

     5. Upon the expiration of the Term, this Agreement shall automatically renew for a subsequent six month term, unless either party shall notify the other at least thirty days prior to expiration.

     6.     Confidentiality.  Except  in  the  course  of  the  performance
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     of its duties hereunder, Consultant agree that they shall not disclose any trade secrets, know-how, or other proprietary information not in the public domain learned as a result of this Agreement unless and until such information becomes generally known. Furthermore, for one (1) year following the termination of this Agreement whether by expiration of the Term or earlier termination, consultant will not disclose any proprietary information or materials relative to the Company to any other party, except in the furtherance of performing the Services.

     7.    Litigation  Expenses.  If  any  action  is  brought  by  either party
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to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney's fees, costs and disbursements in addition to any other relief to which it may be entitled.

     8.     Notices.  Any  notice,  request,  demand  or  other  communi-
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cation required or permitted hereunder shall be deemed to be properly given when personally served in writing or when deposited in the United States mail, postage prepaid, addressed to the other party.

     9.      Governing  Law.  This  Agreement  is  made  and  shall  be
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governed and construed in accordance with the laws of the State of Ohio.

     10.      Assignment  and Termination.  This Agreement shall not be
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assignable by any party except to successors to all or substantially all of the business of either party for any reason whatsoever without the prior written consent of the other party, which consent may be arbitrarily withheld by the party whose consent is required.

               11. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute a single document.

     In consideration of the Services provided by the Consultant, the Company agrees to pay to the Consultant 1,500,000 shares of freely tradable common stock, which shall be transferred to the Consultant within five business days from the date of this agreement.



     IN WITNESS WHEREOF, the parties hereto have executed that Agreement as of the day and year set forth above.



By  ______________________________
     AuGrid  Corporation


By_______________________________
     Greenbridge  Management  Inc.